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Subject Company: Atlas Energy, Inc.
Commission File No: 001-32169
On November 11, 2010, John Watson, Chairman and Chief Executive Officer of Chevron Corporation (“Chevron”), gave a presentation at the Bank of America Merrill Lynch 2010 Global Energy Conference relating to various matters. The following slides and transcript reflect the portion of the presentation that relates to Chevron’s acquisition of Atlas Energy, Inc. (“Atlas Energy”).
Cautionary Statement Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995.
Except for the historical and factual’s information contained herein, the matters set forth in this transcript and related presentation slides, including statements as to Chevron or Atlas Energy’s future plans, objectives, beliefs, expectations, representations and projections and the expected benefits of the acquisition such as synergies, competitive cost structure, growth potential, market profile and financial strength, and the competitive capabilities of the combined company, and other statements identified by words such as “estimates, “expects,” “believes,” “projects,” “plans,” “adds,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The absence of such terms, however, does not mean that the statement is not forward-looking. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expected results, including but not limited to: required approvals by Atlas Energy shareholders and regulatory agencies; the possibility that the anticipated benefits from the acquisition cannot be fully realized; the possibility that costs or difficulties related to the integration of Atlas Energy operations into Chevron will be greater than expected; the impact of competition; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; disruptions in Chevron’s or Atlas Energy’s business or other adverse consequences resulting from the Atlas Energy restructuring transactions with Atlas Pipeline Partners, L.P. and Atlas Pipeline Holdings, L.P.; increased costs or unavailability of raw materials; labor disruptions; the ability to retain executive officers and other key personnel; certain tax-related matters; changes in applicable laws affecting the natural gas or shale industry; and other risk factors relating to our industry as detailed from time to time in each of Chevron’s and Atlas Energy’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

FINAL TRANSCRIPT CVX — Chevron at Bank of America Merrill Lynch Global Energy Conference Event Date/Time: Nov. 11. 2010 / 5:00PM GMT

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F I N A L   T R A N S C R I P T
Nov. 11. 2010 / 5:00PM, CVX - Chevron at Bank of America Merrill Lynch Global Energy Conference
C O R P O R A T E   P A R T I C I P A N T S
John Watson
Chevron Corporation - Chairman & CEO
C O N F E R E N C E   C A L L   P A R T I C I P A N T S
Doug Leggate
BofA Merrill Lynch - Analyst
P R E S E N T A T I O N
Doug Leggate - BofA Merrill Lynch - Analyst
It gives me great pleasure to introduce our keynote speaker for today, Mr. John Watson who, of course, is Chairman and Chief Executive Officer of Chevron Corporation; particularly timely, I guess a little bit of fortune on our part, given the transaction that was announced earlier this week. So if you would join me in welcoming John to the podium, thank you very much indeed.

John Watson - Chevron Corporation - Chairman & CEO
Thanks. I appreciate it. Well, good afternoon, and I hope you all enjoy your lunch. I can hear by the chattering of plates you are doing so, so that’s good. It’s always nice to be in Miami. I don’t get here very often, but I can see why a lot of people make this a regular destination.
Doug, thank you for having Chevron here today. We certainly appreciate the opportunity.
I would like to draw your attention to the forward-looking statement around the comments that I’m going to make. As usual, this is hard to read, but it is in the hard copies, and you can see it online at Chevron.com. I encourage you to read it as some of the comments I make obviously contain estimates, projections, and other forward-looking statements.
As you think about this year, we’ve had a refinery explosion in Washington state that had seven fatalities; we’ve had a coal mine accident that had 29 fatalities; and of course, the Macondo incident, which had 11 fatalities, and so safety has been a hot topic with investors this year.
I would tell you that Chevron’s been taking safety very seriously for many, many years. And we take it seriously because it matters a great deal. If you can’t get safety right, it’s hard to get other things right in this business.
And you can see by the chart that I show here that our days away from work rate has been on a steadily improving path over the course of this decade, and we’re at a world-class level now in safety and better than our peers in the industry.
And a lot of people think that this is a function of systems and technical aspects, and that’s true, but safety is mostly about culture, is the comment I would make. And, we have an operational excellence management system. And the first thing in that management system is about leadership. And so I’m responsible for safety in the Company, and every other leader in the Company is responsible for safety. We’re held accountable for safety, and safety results count.
The best way I can describe the culture of safety is to give you an example. I was in Brazil a couple of weeks ago. And, we’re a new operator there with the Frade field coming on. And our country manager in Brazil wasn’t satisfied with the attention to safety among some of the employees and contractors. And so he began reviewing -- he and his management team, his leadership team -- began reviewing JSAs, their job safety analyses, which are a pre-job review of the risks and practices that are needed to conduct operations safely.

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F I N A L   T R A N S C R I P T
Nov. 11. 2010 / 5:00PM, CVX - Chevron at Bank of America Merrill Lynch Global Energy Conference
Let me turn now to the Gulf of Mexico, which certainly has gotten a great deal of attention this year. I mentioned the Perdido project. That is -- will be ramping up next year.
We’ve just sanctioned the Jack/St. Malo project, our first project in the lower tertiary. $7.5 billion for this two-field development. This will be our first operated project in the lower tertiary. It is expected to have production capacity of about 170,000 barrels a day. It will start up in 2014.
I mentioned we also expect to sanction Big Foot later this year. You can see some of the key characteristics of this project. We also have activity on the exploration front. We do have a very strong deepwater position and hold greater than 50% interest in what we believe are the top 45 lower tertiary prospects. We are certainly pleased that the drilling moratorium has been lifted. This is the first step that’s been needed to get us back to work in the Gulf.
The second step is reemergence of an efficient permitting process. We have commenced drilling a water injection well off the Tahiti platform, which is a good sign. That well was permitted.
And, we have submitted a deepwater drilling permit and have an active exploration development drilling program planned for 2011, including drilling of our Buckskin appraisal well. So the water injection well is being drilled by the Discoverer Clear Leader.
We have confidence that the deepwater moratorium, that it has been lifted, that we’re making progress with the permitting. Perhaps there will be questions in the Q&A, but the short view from us is that everything has been done to get the industry back to work, and we expect more permits to be issued in due course.
I have talked earlier about the importance of adding new acreage to the portfolio. We have made some significant progress this year. Notably, a couple that I’ll mention here is Liberia, we acquired operating interest in three deepwater concessions there in that promising trend.
In China, we acquired operating interest in three blocks in the South China Sea, Pearl River mouth basin. And as you can see on the right, we have some opportunities in the Black Sea as well. So we continue to add to the portfolio through exploration, discovered resource and through acquisitions.
Earlier this week, we did announce a focused acquisition of Atlas Energy. It’s a -- will expand our position in North American shale. We have a position in the Haynesville. We have tight gas in the Piceance. But let me briefly describe the transaction in terms for you.
Chevron will acquire Atlas Energy for $3.2 billion, plus pro forma, what we expect will be pro forma assumed net debt of $1.1 billion. Now under the terms of this agreement, Chevron will benefit from a $1.4 billion drilling carry commitment from Reliance Industries, which is a JV partner in a significant portion of the Marcellus.
The acquisition is contingent upon certain Atlas Energy restructuring transactions approvable by Atlas Energy shareholders and regulatory clearance, all of which is underway.
We are actually very excited about the transaction, because the bulk of the assets we’re acquiring are in one of the core or sweet spots -- sweet spot areas within the Marcellus. We’ve been looking at opportunities for a long time. And we just haven’t found one that really had all the ingredients. And we think this one does.
The map shows the Marcellus shale is prevalent from West Virginia through Pennsylvania and New York. The southwest and northeast of the Pennsylvania are currently the best performing parts of the Marcellus. You can see the Atlas Energy acreage in yellow lays primarily in the southwest. The Appalachian consists of acreage in the Marcellus and Utica Shale, and interest in

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F I N A L   T R A N S C R I P T
Nov. 11. 2010 / 5:00PM, CVX - Chevron at Bank of America Merrill Lynch Global Energy Conference
a local midstream asset that will service the resource play. Michigan assets include producing assets and acreage in the Collinwood and Utica Shales.
The acquisition -- includes an estimated 9 trillion cubic feet of gas, and about 80 million cubic feet a day of production. We didn’t buy this so much for the current production; we bought this for obviously the resource base in a low-cost basin going forward.
The quality and size of the resource and the competitive cost structure of the Marcellus core makes this targeted acquisition we think very attractive for us. We view the Marcellus as one of the lowest cost natural gas supply sources in North America. The acquisition does include interest in a midstream asset, Laurel Mountain, which is a critical piece of infrastructure connecting the Marcellus acreage to the premium Northeast and mid-Atlantic markets.
Chevron will be the operator. Most of the acquired Marcellus assets are held in that joint venture with Reliance. Atlas is currently running three rigs drilling Marcellus wells. We intend to meet all of the commitments under the JV which will require further ramp-up and near-term drilling activity. Chevron will pay only to 15% of the annual C&E for its 60% working interest for a period of about four years. During this period, Reliance will fund the 75% of the operator’s drilling costs up to that $1.4 billion commitment.
And we expect the current production of approximately 13,000 barrels a day on an OEG basis to have capacity to ramp up to 100,000 barrels a day. So this is a nice addition to the portfolio, in a good area, and we feel good about it. We’ve got, certainly, a strong group of assets, but we’re also very pleased with the high quality of employees and the skilled team that we’re getting with it.
Chevron has some capabilities in the shale area, but this skill set will blend our technical expertise and experience really in broad and big global projects and large capital investments with a really premium set of skills that the Atlas people bring to developing shale gas. So we’re excited about that.
We’ve conducted a couple of town halls with employees and feel very good about this. We think this brings something good for both sets of shareholders.
Now in terms of our view of natural gas, we do expect near-term volume overhang to continue to depress gas prices. We do expect supply/demand balance to improve and prices to recover in time. And, we’ll be producing significantly from this asset base when prices recover. We believe this was the right time for an acquisition and the right assets for our portfolio.
I mentioned it’s not the only asset -- not the only shale gas asset we have in our portfolio. I mentioned other areas of the United States, but we also have been adding to our portfolio over time elsewhere. This chart shows that we’ve added significant acreage positions in Poland, Romania, and Canada, and now these are early entry points. These are not mature opportunities. We have seismic and drilling work to do, but we like the prospects and we like the entry cost, which was obviously fairly low.
On the Downstream side of the business, I would like to spend a few minutes discussing our focus on improving returns in our Downstream operations. We have good assets, geographies and execution. We are located predominately in the U.S. and in Asia. We like that. We have some portfolio work underway that will reduce our presence in Africa, and likely, in Europe, as well. Some of that rationalization has begun. I’ll share that with you in a moment.
We do think that there are -- there’s certainly the surplus in refining capacity right now, and there are governments around the world that are adding to that surplus, so there will be some rationalization that will take place, and we expect margins will be under some pressure. Our focus here is on improving returns, running the facilities reliably and taking out costs.
I would like to talk a little bit about what we’re doing to improve this business. In March, Mike Wirth, who runs our Downstream business, laid out a plan to improve performance in the business. He talked about the four areas that you see on the chart where

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F I N A L   T R A N S C R I P T
Nov. 11. 2010 / 5:00PM, CVX - Chevron at Bank of America Merrill Lynch Global Energy Conference
in total, the changes in our operations and cost structure and portfolio will add about 7% to our return. So we’re not really conditioning our improvement on help from the marketplace. We think eventually that will come as markets rationalize, but we’re taking on a lot of this as self-help. And this is targeted to be completed by 2012.
Just a couple of highlights of what we’ve been doing. And I’m very pleased with the work that’s been done by our organization. This has been a tough task in the midst of all that we’re trying to accomplish. We’ve reduced our workforce by 2,000 employees in the Downstream business, and yet we’ve continued to operate reliably during that time period.
We’ve captured $275 million in improvements in our refining system against the 2008 Solomon benchmark, which is what we we’re benchmarking against. And we’ve taken action to high-grade the portfolio.
This has been a process we’ve had underway for a couple of years, but we have completed the previously announced exit from 12 states in the eastern U.S. that were really not supplied by equity production. We’ve closed the sale and transitioned operations of four terminals and have nine others that are underway. We have sales agreements that have been signed for our businesses in eight African countries. Now this excludes South Africa.
We have announced the sale of minority interest in the Colonial pipeline, and we have efforts underway where we are evaluating offers shortly that we expect to receive in Europe. And we have made progress on Caribbean and selected other Central American countries. So this has been good, and the comment I’d make is that the value we have received for most of these has exceeded our expectations.
Now, we’ll see how things look when we receive the offers on the European business, which is refinery and marketing assets; we’ll see what the values look like for those, but the interest has been good.
Finally, I’d like to talk about the balance that we strike. I’ve talked about some of the rationalization of the Downstream. I’ve talked about the growth in the Upstream. We have to bring it all together in a way that delivers the right balance of financial results for our business.
So, first, how are we doing on the growth side of the business? This chart shows you some of the highlights on returns in our business. This year, the first nine months of the year have been good. We’ve earned almost $14 billion this year, about a 16% return, and so that’s that balance that we are trying to strike.
We’ve increased the dividend again this year, a 5.9% increase in the dividend in the second quarter. And, spending is significant this year. We’re at $16 billion. Our budget for the year is $21.6 billion. The likelihood is we will exceed that slightly this year, excluding the sale, which we -- the purchase of Atlas, which we expect to close in the first quarter of next year.
We have a very strong balance sheet. We have slightly more cash than debt on the balance sheet.
In terms of the growth side of things, you may recall, I know that in this business it is, what have you done for me lately. But, in 2009, we did grow production 7% last year, and we said this year we’d increase it a further 1%. We are actually ahead of that despite higher prices, which tends to result in lower volumes from production sharing agreements. So, we’re on track to not only exceed the guidance we established at the beginning of the year that was premised on lower prices, but we are on track to slightly exceed the guidance that we gave at the middle of the year. So we deliberately continue to deliver volumetrically on the commitments that we’ve made.
And we have done it at the same time while improving earnings per barrel, which is not an easy thing to do. This chart shows -- this next chart shows that earnings per barrel we’re, again, at nine months, the leaders in the business. This chart shows $17.63 per barrel. We think this is one of the best measures that you can look at to judge well, are you getting value for the money that you spend.

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F I N A L   T R A N S C R I P T
Nov. 11. 2010 / 5:00PM, CVX - Chevron at Bank of America Merrill Lynch Global Energy Conference

Unidentified Audience Member
Yes, I was just curious, the acquisition you made recently, it seemed fine, but for a company your same size, it seemed relatively small unless it was a part of a strategy of making further investments in the area, be it acquisition or I guess it probably needed to be by acquisition, again, to be meaningful for a company of Chevron’s size. Is that correct? Is this a part of a first step in a bigger step into U.S. shale gas?

John Watson - Chevron Corporation - Chairman & CEO
Well, I wouldn’t say that a $4 billion acquisition is tiny. It’s still significant. We did diligence around it, and we think it is material in the kind of basin that we want to be in. So, we didn’t go in here thinking we had to do more. And in fact, my general comment on our approach to business is we’re going to acquire leases, discovered resource and companies over time, and we will continue to do that, but we’re not in a position where we have to do it.
You’ve seen the growth portfolio that we have going forward. We don’t have to do it, so we tend to be value driven. Having said it, if we see an opportunity, we’ll look at it.
I should tell you, we’ve looked at a lot of shale opportunities over the last couple of years. And we just didn’t see one that would add the right kind of characteristics to the portfolio. First, once you acquire, is it competitive in your portfolio to compete for capital? And in this case, this is, in part because the drilling carry but also because of the low cost and quality of the assets, it competes for capital.
We also think we got it at a fair value proposition, and it is a fairly concentrated asset. So we think it stands alone and has the potential to ramp up to 100,000 barrels a day, which is -- it’s not -- that’s material to our Company. But we don’t -- we didn’t premise this on a view that we had to do more.

Unidentified Audience Member
Sorry, also on the Atlas deal, what are your return thresholds when you do an acquisition? And, what long-term gas price would you need to see in order to achieve those thresholds for this deal?

John Watson - Chevron Corporation - Chairman & CEO
Well, I’m probably not going to give you a satisfactory answer to either question. I would say that when we look at any investment, we have hurdle rates that reflect the risk that we see in the investment, and we have a range of views that we consider on commodity prices.
Now, we’ve watched the gas market very closely, and we didn’t premise this acquisition on a view that gas prices are going to rise in the immediate future. We study the gas market as much as you all do, and so, one of the reasons that this was attractive to us is because it has a carry in the core Marcellus area that will go over a period of time that will allow us to ramp up.
And by the time we get production ramped up, I think we’ll be in a position where the market will have turned. I think the debate is around how fast it turns and how far it turns when it does.
Our view is that $4 gas does not support sustained replacement of the decline curve in the business, and prices will rise in due course. Probably not surprising, but I’m not going to give you a forecast. And we do consider a range of forecasts.

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F I N A L   T R A N S C R I P T
Nov. 11. 2010 / 5:00PM, CVX - Chevron at Bank of America Merrill Lynch Global Energy Conference
Unidentified Audience Member
At the present time, natural gas pundits and the media basically talk about the excess inventory and that were record levels and so on. But, if we were to ever implement something like the Pickens Plan where they do the fleet fueling and so on, wouldn’t we need a significantly larger ongoing inventory at all times to provide that extra surplus instead of less inventory?

John Watson - Chevron Corporation - Chairman & CEO
This country needs energy resource. I said at the outset, people focus on the increase in demand, but one chart I didn’t show that sometimes I do is a decline curve that’s inherent in the business.
Now, in oil, it’s a little more straightforward because there’s less surplus capacity around the world. In natural gas, it is a more localized market. And so you do have to look very carefully. The world has been looking for oil around the world and has found gas over the years. So, there is discovered gas, but it’s expensive to develop typically in the form of LNG and you have to look at what local market conditions dictate.
In the United States, the majority of the gas that is produced today is still produced by conventional means. And I’m not aware of very many opportunities that are economic at $4. And so, there is a decline curve that will take over there.
I don’t think we’ve had yet all the experience we need to understand the decline rate in the shales themselves fully. And so, to a degree, you’re going to need to continue to invest to build the inventory just to stay even, never mind what happens if policy measures choose to increase the demand or focus the demand for more gas. But either way, we think it’s good for the business in due course.
In the near term, we’ve seen pressure on the business. We’ve seen lots of drilling carries that are out there, where the operators have controlled the funds and are investing and may have a very low cost structure because of those. We have drilling commitments to hold acreage; that’s driving a great deal of activity. And of course, you’ve had some that have hedged going forward, perhaps when prices were higher than they are today.
All of those things wind down at some point here. And we think that, on the demand -- that on the supply side, coupled with decline curve actions and any policy measures makes natural gas a good product going forward. Yes?

Unidentified Audience Member
Could you address how the lower interest rate environment affects your acquisition economics, if at all? And how you look at things today versus two or three years ago?

John Watson - Chevron Corporation - Chairman & CEO
Yes, I would tell you not significantly. We can run through cost of capital calculations. And my experience from 30 years in the business is that it would be very tempting to lever up the balance sheet at very low cost of debt. And on paper, you would reduce your cost of capital to a degree. We’ve seen that that can be a very -- that can have a real downside in our business when you have these long lead-time projects and high volatility and commodity prices.
So, on balance, it hasn’t changed significantly. We still -- we have risks in our projects of all sorts. And frankly, the cost of capital isn’t the driver for most of the investment decisions that we make. We consider the risks -- we have a cost of capital, but a change, a slight change up or down, doesn’t make a huge difference in our decisions or our capital. These are long-term decisions we are making. I like cheaper debt, but it’s not a driver. Yes?

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F I N A L   T R A N S C R I P T
Nov. 11. 2010 / 5:00PM, CVX - Chevron at Bank of America Merrill Lynch Global Energy Conference
Doug Leggate - BofA Merrill Lynch - Analyst
John, a couple of things. We could ask this question a million different ways, but the Atlas deal, obviously, perhaps is a little bit of a surprise. Does this herald a new I guess recognition that Chevron needs or perhaps doesn’t have as much unconventional resource in North America that it would like? In which case, should we be at least anticipating that, to the earlier gentleman’s question, that this is maybe a start of a trend where at least you’re on the lookout for opportunities?

John Watson - Chevron Corporation - Chairman & CEO
I don’t think it’s driven by any driver that we have to have a greater presence in unconventionals. We look at the returns and the opportunities in our business. It is true worldwide, unconventionals are playing a greater role. But, we have felt that the economics just weren’t there over the last couple of years.
This was a business that has been built by the independents and smaller -- it’s been strong land departments; people out acquiring acreage; building a business. And companies have to choose their entry point. Some chose early. Some chose low control environments. We’ve waited to now, which we think is a good value opportunity for us. And we’ve waited to get the kind of terms that would give us the control that we wanted in the business. If we see other opportunities around the world, we will consider them.
I guess what I would tell you is, we will acquire more leases, we’ll acquire more discovered resource, and we will acquire more companies going forward. But we have a good portfolio, and we’re not in a position where we have to do a particular type of acquisition. If we see something that would nicely mesh with what we have, we would consider it. But we’re driven by strategy and value.

Unidentified Audience Member
Let me ask a follow-up. So we’ve seen your two larger competitors in the U.S. have done two transactions obviously independently over the last five years. When Conoco bought Burlington in the state appeared to be that the talent walked out the door. Exxon has gone completely the other way with XTO, basically having them run the unconventional business. What surety do you have that the skill set that you have acquired doesn’t basically just walk out the door?

John Watson - Chevron Corporation - Chairman & CEO
Well we’ve -- in fact, Gary Luquette, who runs our North America business, was up in Atlas offices the day of the announcement making town hall presentations. And I’m not going to go into details of compensation and other packages, but we’re certainly aware of the skills -- the tremendous skill set that we are picking up with Atlas. And we’re going to do everything we can to be sure that we retain them, would be my comment.
Other comments or questions? Okay. That’s it. Thank you very much. I appreciate it.

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F I N A L   T R A N S C R I P T
Nov. 11. 2010 / 5:00PM, CVX - Chevron at Bank of America Merrill Lynch Global Energy Conference

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Atlas Energy Acquisition Transaction Terms 3.2 billion cash and assumed net debt of $1.1 billion Chevron receives $1.4 billion drilling carry Contingent on Atlas Energy restructuring, shareholder and regulatory approvals

Acquired Assets in “Sweet Spot” of Marcellus Trend

New York
Pennsylvania
Maryland
Delaware
West Virginia
Virginia

© 2010 Chevron

18

Acquired Assets Marcellus Trend Appalachian Basin 486,000 net acres of Marcellus Shale 623,000 net acres of Utica Shale 49% interest in Laurel Mountain Midstream, LLC Michigan 100,000 net acres of Collingwood/Utica Shale Antrim producing assets

Strategic Drivers Targeted, high-quality asset Low development costs Includes midstream assets Proximity to key markets Chevron-operated Limited near-term Chevron capital due to drilling carry Enhances shale gas capabilities Complementary to recent international shale gas opportunities

Additional Information about the Acquisition
     This transcript and related presentation slides may be deemed to be solicitation material in respect of the proposed acquisition of Atlas Energy by Chevron. In connection with the proposed acquisition, Atlas Energy will file a proxy statement with the SEC and intends to file other relevant materials with the SEC as well. Investors and security holders of Atlas Energy are urged to read the proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about the proposed acquisition and related matters. The final proxy statement will be mailed to Atlas Energy stockholders. Investors and stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by Atlas Energy, at the SEC’s Web site, www.sec.gov. These documents (when they are available) can also be obtained by investors and stockholders free of charge from Atlas Energy upon written request to Atlas Energy, Attention: Investors Relations; Atlas Energy, Inc., 1845 Walnut Street, Suite 1000, Philadelphia, PA 19103; InvestorRelations@atlasenergy.com, or by calling 1-877-280-2857.
     This communication is not a solicitation of a proxy from any security holder of Atlas Energy; however, Chevron, Atlas Energy and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from stockholders of Atlas Energy in connection with the proposed acquisition. Information about Chevron’s directors and executive officers may be found in its 2009 Annual Report on Form 10-K filed with the SEC on February 25, 2010, and definitive proxy statement relating to its 2010 Annual Meeting of Stockholders filed with the SEC on April 15, 2010. Information about Atlas Energy’s directors and executive officers may be found in its 2009 Annual Report on Form 10-K filed with the SEC on February 26, 2010, and definitive proxy statement relating to its 2010 Annual Meeting of Stockholders filed with the SEC on April 13, 2010. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the merger will be included in the proxy statement and other relevant materials filed with the SEC when they become available.